Exhibit 99.8
CITIC BANK
INTERNATIONAL
June 4, 2010
Strictly Confidential
Hanmax Investment Limited
5th Floor
Block B
Nanshan Medical Device Park
No. 1019 Nanhai Avenue
Nanshan District
Shenzhen
Attn: Mr. Xiaochun Wang
Hanmax Investment Limited Term Loan Facility up to US$25 Million
Dear Mr. Wang,
We understand that Hanmax Investment Limited (the “Company”) and Fosun Industrial Co., Limited (“Fosun”) intend to establish a new joint venture company (“Merger Sub”) which shall be merged with and into Tongjitang Chinese Medicines Company (the “Target”) with Target being the surviving corporation in the merger.
In connection with the foregoing, CITIC Bank International Limited, (“CBI” or the “Lender,” and together with the Company, the “Parties”) is pleased to advise you of its commitment to provide the Company with a term loan facility up to US$25,000,000 (the “Facility”) subject to certain terms to be agreed to by the Parties.
A. Confidentiality
Both Parties agree that this letter is for their confidential use only and that neither its existence nor its terms may be disclosed to any person other than the Parties’ officers, directors, employees, accountants, attorneys and other advisors, agents and representatives, and then only on a confidential and “need to know". basis in connection with the transactions contemplated hereby; provided, however, that the Company may disclose the existence and the terms hereof to the extent required by applicable law and stock exchange rules, including disclosure requirements under the Securities Exchange Act of 1934, as amended, the rules and regulations thereunder, and the rules of the New York Stock Exchange and the Hong Kong Stock Exchange. The obligations hereunder of the Parties with respect to confidentiality and non-disclosure shall survive the expiration or termination of this letter.

B. Grant of Mandate
By accepting the terms in this letter, the Company hereby appoints CBI as its exclusive arranger of the Facility and a lender to the Facility. The appointment is subject to satisfaction of the following conditions:
(a)	the execution of mutually acceptable facility documentation incorporating, among others, the terms required by the Lender.

(b)
in the opinion of the Lender, there being no material adverse change in the status or financial condition of the Company and its subsidiaries in the international or domestic capital market, or the economic and socio-political situation in the People’s Republic of China or Hong Kong or other jurisdictions, in which the Company and its subsidiaries and/or their principal assets are located, which in the opinion of the Lender, may affect the successful conclusion of this transaction;

(c)	the accuracy and completeness of all representations and information that the Company makes or provides to CBI and the Company’s compliance with the terms of this letter; and

(d)	the payment in full of all sums payable by the Company under or in connection with this Facility.
C. Termination
The commitments of the Lender and agreements in this letter will automatically terminate on the earlier of the signing date of the Facility agreement and June 24, 2010, unless extended by the Lender in writing.
The Lender may terminate its obligations under this letter with immediate effect by notifying the Company if, in the Lender’s opinion:
(a)	any of the conditions set out in paragraph B (Grant of Mandate) is not satisfied: or

(b)	the Company fails or has failed to disclose to the Lender information which could be material to its decision to arrange the Facility.
D. Governing Law and Jurisdiction
The Company shall not assign or transfer any of its rights or obligations under this letter without the prior written consent of the Lender. This letter is governed by the laws of the Hong Kong Special Administrative Region (“HKSAR”). The Parties hereto submit to the non-exclusive jurisdiction of the HKSAR courts.
If you agree to the above, please sign, date and return to the Lender a copy of this letter before the close of business of June 7, 2010 failing which this letter shall be of no further effect.
Should you have any questions arising from this letter, please feel free to contact any of the undersigned.

CITIC
INTERNATIONAL
Yours sincerely,
For and on behalf of
CITIC Bank International Limited

/s/ Stephen Ching	/s/ Sunny Ng
Stephen Ching	Sunny Ng
Executive Vice President &	Senior Vice President &
Head of Structured Finance & Syndication	Head of China Corporates, Hong Kong

Accepted and agreed to:
Hanmax Investment Limited

/s/ Xiaochun Wang
Name: Xiaochun Wang
Title: Director
Date: June 4, 2010